Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PacWest Bancorp:
We consent to the incorporation by reference in the registration statement (Nos. 333-107636, 333-138542, 333-162808, 333-181869, 333-195147 and 333-218010) on Form S-8 of PacWest Bancorp of our report dated February 27, 2020, with respect to the consolidated balance sheets of PacWest Bancorp and subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2019, which report appears in the December 31, 2019 annual report on Form 10‑K of PacWest Bancorp.

/s/ KPMG LLP
Los Angeles, California
February 27, 2020